Exhibit 99.1

TerraForm Power Announces Sale of UK Portfolio to Optimize Fleet and Position Company for Future Growth

BETHESDA, MD, January 6, 2017 (GLOBE NEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power” or the “Company”), an owner and operator of clean energy power plants, today announced that its subsidiary, TerraForm Power Operating, LLC (“Operating”), has entered into an agreement to sell a portfolio of 24 operating solar projects in the United Kingdom representing 365 MW (the “UK Portfolio”) to Vortex, a renewable energy platform managed by EFG Hermes’ private equity arm. The UK Portfolio is one of the largest portfolios of solar projects in the United Kingdom and was assembled by TerraForm Power in 2014 and 2015.

The transaction is valued at approximately $580 million and represents an implied multiple of approximately 16x TerraForm Power’s expected 2016 EBITDA contribution from the UK Portfolio. Operating expects to receive approximately $208 million of proceeds from the sale, net of certain transaction expenses and distributions expected to be taken from the UK Portfolio before closing, and subject to potential currency fluctuation. The Company expects to use the transaction proceeds to enhance its liquidity position and reduce its net debt. Upon completion, the Company expects to reduce non-recourse project debt on its balance sheet by approximately $370 million.

“The TerraForm Power Board and management team continues to execute on our key strategic initiatives, including fleet optimization and deleveraging, and this transaction demonstrates our progress in positioning the Company for value creation,” said Peter Blackmore, Chairman and Interim CEO of TerraForm Power. “Given the strong demand for operational United Kingdom solar plants, we are pleased to capitalize on the opportunity to monetize the high-quality portfolio of solar plants that our team has assembled and strengthened over the last two years and generate significant value for our shareholders.”

“The United Kingdom is a key contributor to Europe's solar market,” added Karim Moussa, EFG Hermes Head of Private Equity. “This Portfolio offers us an attractive entry point with a long-term investment proposition in the country. Our existing asset base in Vortex paid superior cash yields to our investors to date. We are delighted to add this high quality Portfolio to the platform and bring in the United Kingdom's premier solar developer as our technical partner.”

Vortex intends to refinance the existing non-recourse project debt facility with a new upsized facility and will enter into new contracts with Lightsource Renewable Energy, a leading service provider in the United Kingdom, for operations & maintenance and management services.

The transaction is expected to close in the first half of 2017, subject to certain conditions precedent. After close, TerraForm Power will continue to own an 11 MW operating solar plant in the United Kingdom, which it expects to divest in the future.

Citi served as exclusive financial advisor and Linklaters, LLP acted as counsel to TerraForm Power. Watson Farley & Williams acted as counsel to Vortex Solar.

About TerraForm Power

TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.

About EFG Hermes
With a current footprint spanning seven countries in the Middle East and North Africa, EFG Hermes started in Egypt and has grown over 30 years of success to become the region’s leading investment bank. Drawing on our proven track-record and a team of 865 talented employees, we provide a wide spectrum of financial services that include investment banking, asset management, securities brokerage, research and private equity to the entire region.

EFG Hermes’ private equity arm is one of the Arab world’s leading private-equity groups with a special focus on investing in infrastructure (particularly renewable energy), healthcare and consumer products. With more than a decade of experience in investing across a broad industrial footprint, the firm is a leader in infrastructure private equity.
For further information about EFG Hermes, please visit www.efghermes.com and stay connected with us:
https://twitter.com/efghermes
http://www.youtube.com/user/EFGHermesHolding
http://www.linkedin.com/company/efg-hermes

About Vortex

Vortex was established in 2014, sponsored by EFG Hermes, to pursue yielding renewable energy investments in Europe. Vortex comprises a team of 10 dedicated infrastructure and private equity specialists with wide experience in global infrastructure and renewable energy investments.

Vortex acquired in 2014 a 49% stake in wind energy company EDPR France in a USD 208 million leveraged buyout and acquired a 664 MW portfolio spanning Spain, Portugal, Belgium, and France in 2016 for USD 620 million, bringing Vortex’s net capacity in onshore wind to 457 MW.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.

They include, without limitation, statements relating to the expected closing of the sale of the UK Portfolio; expected financial and operating metrics of the Company, including expected 2016 EBITDA; the expected proceeds from the sale of the UK Portfolio; the impact of the sale of the UK Portfolio on the Company’s liquidity position and debt; the future growth of the Company; a refinancing of the existing non-recourse project debt facility for the UK Portfolio; the service provider for the UK Portfolio; and the Company’s ownership or divestment of additional UK assets. These forward-looking statements are based on current expectations as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: whether and when the closing of the sale of the UK Portfolio occurs; whether certain conditions precedent are reached and the amount of time achieving such conditions precedent may take; management decisions by Vortex Solar; the operating and financial results of the Company; whether the Company is able to successfully negotiate a sale of additional UK assets on acceptable terms; as well as additional factors we have described in other filings with the Securities and Exchange Commission.

The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by us with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Appendix Table A-1: Reconciliation of 2016 Estimated EBITDA to Estimated Net Income (for the 365 MW UK Portfolio)

($ in millions)	UK Portfolio 2016 Estimate
Estimated Net income	(7)
Interest expense	26
Depreciation, amortization, and accretion expense	16
Estimated EBITDA	35

Contacts

Investors:

Brett Prior
TerraForm Power
investors@terraform.com

Media:

Meaghan Repko / Joseph Sala / Nicholas Leasure
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449